Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

Palo Alto, CA — August 7, 2014 — Anacor Pharmaceuticals, Inc. (NASDAQ:ANAC) today announced its financial results for the quarter ended June 30, 2014.

“2014 has been a significant year for Anacor,” said Paul Berns, President and Chief Executive Officer of Anacor Pharmaceuticals.  “The FDA approved our New Drug Application for KERYDINTM to treat onychomycosis of the toenails, and we signed a strategically and financially significant agreement with Sandoz to commercialize KERYDIN in the United States through PharmaDerm, Sandoz’s branded dermatology division.  In addition, we initiated our pivotal Phase 3 studies of AN2728 to treat mild-to-moderate atopic dermatitis, and are pleased with the current pace of enrollment, which we believe keeps us on track to report top-line data in the second half of 2015.”

Recent Highlights and Developments

•                  On July 8, 2014, we announced that the U.S. Food and Drug Administration approved our New Drug Application for KERYDIN (tavaborole) topical solution, 5%.  KERYDIN is the first oxaborole antifungal approved for the topical treatment of onychomycosis of the toenails, a fungal infection of the nail and nail bed that affects approximately 35 million people in the United States, according to Podiatry Today.

•                  On July 21, 2014, we announced that we had entered into an exclusive agreement with Sandoz Inc., a Novartis company, pursuant to which Sandoz will distribute and commercialize KERYDIN in the United States.  PharmaDerm, the branded dermatology business of Sandoz, will be responsible for the sales and marketing of KERYDIN.

•                  Our lead product candidate is AN2728, an investigational anti-inflammatory PDE-4 inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis.  Atopic dermatitis is a chronic rash characterized by inflammation and itch.  According to the National Eczema Association, almost 18 million people in the United States have atopic dermatitis, and approximately 8% - 18% of all infants and children are affected by the disease.

•                  We are continuing to enroll patients in the pivotal Phase 3 studies of AN2728 to treat patients with mild-to-moderate atopic dermatitis.  We plan to enroll approximately 750 patients in each of two Phase 3 clinical trials.

•                  We expect data from the Phase 3 studies of AN2728 for mild-to-moderate atopic dermatitis in the second half of 2015.

Selected Second Quarter 2014 Financial Results

Revenues for the quarter ended June 30, 2014 were $2.9 million, compared to $3.4 million for the comparable period in 2013.  For the three months ended June 30, 2014, we recognized $1.6 million of revenues for research services performed under the Bill and Melinda Gates Foundation (Gates Foundation) agreement, $0.9 million of revenues under our contract with the Defense Threat Reduction Agency (DTRA), $0.1 million for research funding under our collaboration with Eli Lilly and Company (Lilly) and $0.3 million for research performed under our agreements with not-for-profit organizations for neglected diseases.  The decrease in contract revenues as compared to the same period in 2013 was primarily due to a decrease in revenues from our collaborations with Lilly, GlaxoSmithKline LLC and not-for-profit organizations for neglected diseases, partially offset by an increase in revenues for research services performed under our contract with the Gates Foundation and the addition of revenues under our contract with DTRA, which we entered into in the fourth quarter of 2013.

Research and development expenses were $19.3 million for the second quarter of 2014, compared to $10.1 million for the same quarter in 2013.  The majority of the increase in research and development expenses from the prior year quarter was due to the initiation of the two pivotal Phase 3 trials and a long-term safety trial for AN2728 and costs associated with manufacturing drug supply for certain AN2728 regulatory activities and the trials.

General and administrative expenses for the second quarter of 2014 were $7.1 million, compared to $5.1 million for the comparable quarter in 2013.  The increase from the prior year quarter was primarily due to increases in stock-based compensation, salaries, benefits and other compensation and pre-launch sales, marketing and compliance expenses for KERYDIN, offset by a decrease in legal fees due to the settlement of our dispute with Valeant Pharmaceuticals International, Inc. and its affiliates in October 2013.

Cash, cash equivalents and investments totaled $130.5 million at June 30, 2014, compared to $166.8 million at December 31, 2013.  Investment balances at June 30, 2014 and December 31, 2013 include short-term and long-term investments, as well as $3.9 million and $4.6 million of restricted investments, respectively.

Conference Call and Webcast

Anacor will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, during which management will discuss Anacor’s financial results and recent developments. The call may be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on Anacor’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor’s first approved drug, KERYDINTM (tavaborole) topical solution, 5%, is an oxaborole antifungal approved by the U.S. Food and Drug Administration in July 2014 for the topical treatment of onychomycosis of the toenails.  In July 2014, Anacor entered into an exclusive agreement with Sandoz Inc., a Novartis company, pursuant to which Sandoz will distribute and commercialize KERYDIN in the United States.  Anacor’s lead product candidate is AN2728, an investigational anti-inflammatory PDE-4 inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis and psoriasis.  Beyond KERYDIN and AN2728, Anacor has discovered, synthesized and is developing six molecules.  These include three wholly-owned investigational product candidates. AN2718 is an investigational topical antifungal, AN2898 is a backup compound to AN2728 and AN3365 is an investigational antibiotic for the potential treatment of infections caused by Gram-negative bacteria.  Anacor has also discovered three other investigational compounds that it has out-licensed for further development.  The first compound is licensed to Eli Lilly and Company for the potential treatment of an animal health indication.  The second compound, AN5568, is licensed to Drugs for Neglected Diseases initiative for the potential treatment of human African trypanosomiasis (HAT, or sleeping sickness) and the third compound is licensed to GlaxoSmithKline LLC for development in tuberculosis.  Anacor also has a pipeline of other internally discovered topical and systemic boron-based compounds in earlier stages of research and pre-clinical development.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the progress, timing and results of Anacor’s clinical trials, safety and efficacy of Anacor’s product candidates, timing and potential approval of Anacor’s product candidates and timing and potential commercial success of Anacor’s products.  These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and Anacor undertakes no obligation to update any forward-looking statement in this press release except as required by law.  These forward looking statements are based on estimates and assumptions by Anacor’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.  The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by Anacor’s forward-looking statements: the timely and successful launch of KERYDIN pursuant to Anacor’s distribution and commercialization agreement with Sandoz; any issues or delays arising during the course of Anacor’s Phase 3 studies or other studies relating to AN2728; any delay or failure by the FDA to approve AN2728; Anacor’s ability to timely and successfully launch, either alone or with a partner, AN2728; and the other risks identified in Anacor’s periodic filings, including Anacor’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

ANACOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues:
Contract revenue	$2,931	$3,424	$7,089	$5,132
Total revenues	2,931	3,424	7,089	5,132

Operating expenses:
Research and development (1)	19,261	10,146	35,196	21,305
General and administrative (1)	7,095	5,086	15,423	9,802
Total operating expenses	26,356	15,232	50,619	31,107

Loss from operations	(23,425)	(11,808)	(43,530)	(25,975)
Interest income	59	14	123	28
Interest expense	(1,100)	(903)	(2,189)	(1,814)
Other expense	(42)	(18)	(84)	(32)
Loss on early extinguishment of debt	—	(1,381)	—	(1,381)
Net loss	$(24,508)	$(14,096)	$(45,680)	$(29,174)
Net loss per common share — basic and diluted	$(0.58)	$(0.36)	$(1.09)	$(0.78)
Weighted-average number of common shares used in calculating net loss per common share — basic and diluted	41,921,329	39,273,330	41,830,803	37,569,275

(1)         Includes the following noncash, stock-based compensation expenses:

Research and development expenses	$1,249	$741	$2,334	$1,166
General and administrative expenses	$1,942	$514	$5,593	$848

ANACOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	June 30,	December 31,
	2014	2013 (1)
	(unaudited)

Cash, cash equivalents and investments (2)	$130,532	$166,815
Total assets	137,631	172,165
Notes payable	28,451	28,018
Accumulated deficit	(176,126)	(130,446)
Total stockholders’ equity	84,650	121,432

(1)         Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(2)         Investment balances at June 30, 2014 and December 31, 2013 include short-term and long-term investments, as well as $3.9 million and $4.6 million of restricted investments, respectively.

Company Contacts:

Geoff Parker

Chief Financial Officer

650.543.7516

DeDe Sheel

Senior Director, Investor Relations and Corporate Communications

650.543.7575